UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 23, 2022

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-04041	84-0518115
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

495 Commerce Drive

Amherst, New York 14228

(Address of Principal Executive Offices, including zip code)

(716) 242-8634

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	AMOT	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 23, 2022, Allied Motion Technologies Inc. (the “Company”) entered into an amended and restated credit agreement by and among the Company, as borrower, the lenders from time to time party thereto and HSBC Bank USA, National Association, as administrative agent (the “Revised Credit Agreement”). The Revised Credit Agreement amends and restates the Company’s pre-existing credit agreement, dated as of February 12, 2020, by and among the Company, as borrower, the lenders from time to time party thereto and HSBC Bank USA, National Association, as administrative agent (as amended by a First Amendment dated as of March 6, 2020, a Consent and Second Amendment dated as of February 12, 2021, a Third Amendment dated as of June 17, 2021, a Fourth Amendment dated as of May 27, 2022 and a Fifth Amendment dated as of July 12, 2022, the “2020 Credit Agreement”).

The Revised Credit Agreement increased the current maximum availability under the revolving credit facility to $280 million and eliminated the accordion feature under the 2020 Credit Agreement that allowed the Company to request an increase of credit availability. Loans under the Revised Credit Agreement will initially bear interest at an annual rate equal to the Adjusted Term SOFR Rate (as defined in the Revised Credit Agreement), which is subject to a floor of 0%, plus an applicable rate ranging from 1.00% to 2.25% based on the Company’s Leverage Ratio (as defined in the Revised Credit Agreement) at the applicable measurement date. Adjusted Term SOFR Rate loans are also subject to a credit spread adjustment ranging from 0.10% to 0.25% per annum. The revolving credit facility carries an unused fee that ranges from 0.10% to 0.275% annually based on the Company’s Leverage Ratio at the applicable measurement date. The revolving credit facility also permits U.S. dollar borrowings at a base rate specified in the Revised Credit Agreement as well as borrowings denominated in other currencies which, if incurred, would bear interest at the respective rates set forth in the Revised Credit Agreement. The Revised Credit Agreement matures on February 12, 2025 and borrowings continue to be secured by substantially all of the Company’s non-realty assets and is fully and unconditionally guaranteed by certain of the Company’s subsidiaries.

The Revised Credit Agreement contains financial covenants that require that the Company maintain a minimum interest coverage ratio of at least 3.0:1.0 at the end of each fiscal quarter. In addition, the Company’s Leverage Ratio at the end of any fiscal quarter shall not be greater than 4.0:1.0 (reduced to 3.5:1.0 for quarters ending on or after December 31, 2023); provided that the Company may elect to temporarily increase the Leverage Ratio by 0.5x during the twelve-month period following a material acquisition under the Revised Credit Agreement (“acquisition leverage increase”), subject to certain exceptions.

The Revised Credit Agreement also includes covenants and restrictions that limit the Company’s ability to incur additional indebtedness, make certain investments, create, incur or assume certain liens, merge, consolidate or sell all or substantially all of its assets and enter into transactions with an affiliate of the Company on other than an arms’ length transaction. These covenants, which are described more fully in the Revised Credit Agreement, to which reference is made for a complete statement of the covenants, are subject to certain exceptions.

The Revised Credit Agreement also includes customary events of default, including, among others, failure to pay principal, interest or fees when due, failure to comply with covenants, if any representation or warranty made by the Company is false or misleading in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, the occurrence of certain ERISA events, the invalidity of the loan documents or a change in control of the Company. The amounts outstanding under the Revised Credit Agreement may be accelerated upon certain events of default.

A copy of the Revised Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Revised Credit Agreement is qualified in its entirety by reference to the full text of the Revised Credit Agreement.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01Financial Statements and Exhibits

(d)Exhibits. The following exhibits are filed herewith:

10.1

Second Amended and Restated Credit Agreement dated as of August 23, 2022 among Allied Motion Technologies Inc. and Allied Motion Technologies B.V. as Borrowers, HSBC Bank USA, National Association, as Administrative Agent, the lenders from time to time party thereto, and HSBC Bank USA, National Association, KeyBank National Association, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers.

99.1	Press Release of Allied Motion Technologies Inc. dated August 29, 2022.

104Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: August 29, 2022ALLIED MOTION TECHNOLOGIES INC.

By:  /s/ Michael R. Leach

Michael R. Leach

Senior Vice President & Chief Financial Officer